Exhibit 99.1

PRESS RELEASE

Release Date: March 16, 2005

For Further Information:	Charles E. Wagner, Jr.
Sr. Vice President and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES EARNINGS FOR THE 4TH QUARTER OF FISCAL 2004, ITS FIRST QUARTER AS A PUBLIC COMPANY

BEL AIR, MD. – MARCH 16, 2005 - SFSB, INC. (OTCBB: SFBI) today reported net income for the quarter ended December 31, 2004 of $66,638 as compared to net income of $24,981 for the quarter ended December 31, 2003. The $41,657 or 166.8% increase was primarily due to a $179,992 or 24.4% increase in net interest income to $1.8 million for the three months ended December 31, 2004. For the year ended December 31, 2004, net income increased by $207,626 or 334.5% to $269,705 as compared to $62,079 for the year ended December 31, 2003. The increase during the year 2004 reflected an increase in the loan portfolio, which growth was funded in large part by deposit growth and borrowings. The growth in net interest income was partially offset by increased operating expenses and income tax expense.

Commenting on the quarter and year end results, President and CEO, Philip E. Logan stated “I am pleased to report that earnings have increased for the fourth quarter of 2004 and the year ended December 31, 2004. It appears we have turned the corner regarding earnings and by implementing the strategies as outlined in our business plan, we hope to increase future earnings.”

At December 31, 2004, SFSB, Inc., had total assets of $160.4 million, a 26.9% increase from total assets of $126.4 million at December 31, 2003. The increase primarily reflected the growth of the loan portfolio and cash from the recent sale of common stock. Loan growth was funded by increased deposits and borrowings. At December 31, 2004, stockholders’ equity amounted to $22.6 million compared to $10.9 million at December 31, 2003, primarily as a result of the company’s recent conversion and sale of common stock.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 104-year-old federally chartered, FDIC-insured thrift serving Baltimore City, Baltimore County and Harford County, Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors that may affect SFSB, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. SFSB, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to SFSB, Inc.’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

SFSB, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Interest income	1,764	1,514	6,517	5,852
Interest expense	846	775	3,075	3,229
Net interest income	918	739	3,442	2,623
Provision for credit losses	14	11	50	39
Net interest income after provision for credit losses	904	728	3,392	2,584
Non-interest income	49	26	78	101
Non-interest expenses	825	726	3,008	2,615
Income (loss) before income taxes	128	28	462	70
Income taxes	61	3	192	8
Net income (loss)	67	25	270	62

SFSB, INC

UNAUDITED SELECTED FINANCIAL DATA

(in thousands)

	December 31 2004	December 31 2003
Total assets	160,433	126,436
Cash and cash equivalents	15,597	3,498
Investment securities	11,976	11,842
Loans receivable-net	117,900	93,210
Deposits	109,711	97,824
Total borrowings	26,500	16,500
Total stockholders’equity	22,620	10,941